Exhibit (l)

AXA Equitable Life Insurance Company

1290 Avenue of the Americas

New York, New York 10104

June 6, 2014

1290 Funds

1290 Avenue of the Americas

New York, New York 10104

Ladies and Gentlemen:

We hereby purchase from 1290 Funds (the “Trust”) the amount of shares of each share class of each of the following series of the Trust at the price per share as follows:

Fund	Class	Number of Shares	Price Per Share	Total Investment
1290 GAMCO Small/Mid Cap Value Fund	A C I R	2,500 2,500 2,500 2,500	10.00 10.00 10.00 10.00	25,000 25,000 25,000 25,000
1290 High Yield Bond Fund	A C I R	2,500 2,500 2,500 2,500	10.00 10.00 10.00 10.00	25,000 25,000 25,000 25,000
1290 SmartBeta Equity Fund	A C I R	2,500 2,500 2,500 2,500	10.00 10.00 10.00 10.00	25,000 25,000 25,000 25,000
All Funds				$300,000

We represent and warrant to the Trust that the shares of the Trust are not being acquired with a view to distribution thereof.

Very truly yours,

AXA Equitable Life Insurance Company

By: /s/ Steven M. Joenk
Name: Steven M. Joenk
Title: Managing Director